Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 2 Registration Statement (No. 333-202531) on Form N-2 of Fidus Investment Corporation and Subsidiaries (collectively, the Company) of our reports dated March 3, 2016, relating to our audits of the consolidated financial statements, internal control over financial reporting and senior securities table, appearing in the Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Senior Securities” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

April 29, 2016